      As filed with the Securities and Exchange Commission on May 21, 2002
                                                      Registration No. 333-58492
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                         Post Effective Amendment No. 1
                                       To
                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                             FanZ Enterprises, Inc.
                 (Name of Small Business Issuer in Its Charter)

                 Delaware                                   711212                            35-2123462
     (State or Other Jurisdiction of             (Primary Standard Industrial              (I.R.S. Employer
      Incorporation or Organization)             Classification Code Number)              Identification No.)

                             FanZ Enterprises, Inc.
                                5419 Cayman Drive
                                    Suite 100
                              Carmel, Indiana 46033
                                 (317) 815-1128
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                             FanZ Enterprises, Inc.
                                5419 Cayman Drive
                                    Suite 100
                              Carmel, Indiana 46033
--------------------------------------------------------------------------------
     (Address of Principal Place of Business or Intended Principal Place of
                                   Business)

FanZ Enterprises, Inc.              With a Copy to: Benesch, Friedlander, Coplan &
5419 Cayman Drive                                   Aronoff LLP
Suite 100                                           2300 BP Tower
Carmel, Indiana  46033                              200 Public Square
(317) 815-1128                                      Cleveland, Ohio 44114-2378
Attn: J. Roe Hitchcock                              (216) 363-4500
                                                    Attn: Leslie A. Drockton, Esq. and
                                                          James M. Hill, Esq.
--------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

               Supplement to the Prospectus dated August 31, 2001
                             FanZ Enterprises, Inc.
                                   ----------
                     Up to 2,500,000 shares of Common Stock
                            $.01 par value per share

This Supplement to the Prospectus of FanZ Enterprises, Inc. is being sent to potential subscribers in FanZ Enterprises, Inc.'s offering of shares of its common stock to the public. This Supplement amends and adds to the information provided in the Prospectus dated August 31, 2001. If a statement contained in this Supplement changes or supersedes a statement in the Prospectus, you should not consider the statement in the Prospectus as accurate, except as modified or changed.

This Supplement is being issued to reflect the extension of the offering to August 31, 2002, and to provide updated financial statements and other information about FanZ Enterprises, Inc. that has developed since the date of the Prospectus.

If you have received this supplement but have not received a copy of the Prospectus, or if you want to receive another copy, please contact J. Roe Hitchcock, Chief Executive Officer of FanZ Enterprises, Inc. by mail at 5419 Cayman Drive, Suite 100, Carmel, Indiana 46033, by e-mail to jroe@fanzenterprises.com or by telephone at (317) 815-1128.

--------------------------------------------------------------------------------
This is an initial public offering and prior to this there has been no public market for the securities of FanZ Enterprises, Inc., nor can assurance be given that a market will develop. Our proposed trading symbol on the OTC Bulletin Board is "FANZ". There is no assurance that this trading symbol will be assigned to our shares.

OUR AUDITOR'S OPINION INCLUDES A GOING CONCERN QUALIFICATION, WHICH MEANS THAT THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN. INDIVIDUALS SHOULD NOT INVEST IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHARES OF OUR COMMON STOCK ARE HIGHLY SPECULATIVE. SEE "RISK FACTORS," BEGINNING ON PAGE 3 OF THE PROSPECTUS, TO READ ABOUT RISKS YOU SHOULD CAREFULLY CONSIDER BEFORE PURCHASING OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS SUBJECT TO COMPLETION AND/OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES. THERE CANNOT BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

NOTICE FOR VIRGINIA RESIDENTS: THIS OFFERING WAS APPROVED IN VIRGINIA ON THE BASIS OF A LIMITED OFFERING QUALIFICATION WHERE OFFERS AND SALES COULD ONLY BE MADE TO PROPOSED INVESTORS BASED ON THEIR MEETING AN INVESTOR SUITABILITY STANDARD AS AN ACCREDITED INVESTOR AS DEFINED IN RULE 501 OF REGULATION D. WE DID NOT HAVE TO DEMONSTRATE COMPLIANCE WITH SOME OR ALL OF THE MERIT REGULATIONS OF VIRGINIA AS FOUND IN THE "VIRGINIA SECURITIES RULES."

NOTICE FOR ALABAMA AND NEW JERSEY RESIDENTS: SALES OF THESE SECURITIES HAVE BEEN RESTRICTED TO ACCREDITED INVESTORS AS THAT TERM IS DEFINED IN RULE 501 OF REGULATION D UNDER THE SECURITIES ACT OF 1933.

                             FanZ Enterprises, Inc.

               Offering of up to 2,500,000 Shares of Common Stock

                            SUPPLEMENT TO PROSPECTUS

                                  May 21, 2002

                                TABLE OF CONTENTS

                                                                         Page

Summary....................................................................1
Plan of Operation..........................................................3
Directors, Executive Officers, Promoters and Control Persons...............5
Executive Compensation.....................................................5
Experts....................................................................5
Index to Financial Statements..............................................F-1

We are currently a reporting company under Section 15(d) of the Securities Exchange Act of 1934, as amended, and will file all reports and other information as required under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission. The public may read and copy, at certain prescribed rates, such material at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20439. The SEC maintains a web site, which you can access at www.sec.gov, that contains reports, proxy, other information statements and other information regarding all issuers that file electronically. We will attempt to have our common stock traded on the OTC Bulletin Board, a quotation service that collects and redistributes market maker quotes in over-the-counter securities.

We have a fiscal year that ends January 31 and we intend to furnish our stockholders with annual reports containing audited financial information and, for the first three quarters of each year, quarterly reports containing unaudited financial information. Also, we will provide, at no cost to each person who has received a Prospectus, a copy of any information that is incorporated herein by reference. To request such information, call (317) 815-1128 or e-mail J. Roe Hitchcock at jroe@fanzenterprises.com or write to:

                              FanZ Enterprises, Inc.
                              5419 Cayman Drive
                              Suite 100
                              Carmel, IN 46033
                              Attn: J. Roe Hitchcock, Chief Executive Officer

-------------------------------------------------------------------------------
                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until November 30, 2002 (90 days after the closing of the offering period of this Offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                                     SUMMARY

The following summary highlights certain information found in more detail elsewhere in this Supplement and in the Prospectus. Before you decide to buy our common stock, in addition to the following summary, you are urged to read the entire Supplement and the Prospectus carefully, especially the risks of investing in our common stock as discussed under "Risk Factors." (See "Risk Factors" beginning on page 3 of the Prospectus.)

SUMMARY, ADDRESS AND PHONE NUMBER

We are a Delaware corporation formed on October 20, 2000. Our sole stockholder is Jackson Roscoe Motorsports, LLC, a Delaware limited liability company formed on October 20, 2000. Our executive offices are currently located at 5419 Cayman Drive, Carmel, Indiana 46033, and our telephone number is (317) 815-1128. Our registered statutory office is located at 1209 Orange Street, Wilmington, Delaware 19801.

We are a start-up organization and currently have no racing or merchandising operations and do not own any of the assets necessary to conduct our racing and merchandising operations. However, we intend to use the proceeds of this offering to develop our racing and merchandising businesses. As we are a start-up entity, we have no history of earnings. Our revenues, operating losses and stockholder's equity (deficit) for the period from October 20, 2000 (inception) to January 31, 2001 and for the year ended January 31, 2002 are set forth below:

             ----------------------------------- ---------------------- -----------------------
                                                   January 31, 2001        January 31, 2002
             ----------------------------------- ---------------------- -----------------------
             Revenues                                               $0                      $0
             ----------------------------------- ---------------------- -----------------------
             Operating Losses                                $(64,975)            $(3,529,279)
             ----------------------------------- ---------------------- -----------------------
             Stockholder's Equity (Deficit)                  $(14,875)                $150,405
             ----------------------------------- ---------------------- -----------------------

Our operating losses for the 2001 fiscal year ended January 31, 2002 are primarily related to the recognition of a non-cash charge of $2,807,059 for stock options granted, the expenses incurred in the start up of our operations and the development and implementation of our business plan. As a result of the options granted, we expect to incur approximately $992,860 of non-cash compensation expenses in future periods. It is expected that future amounts will be recognized over the four year period from the grant date. The fair value approach to the valuation of these options requires that the unvested shares be "marked to market" at the end of each reporting period. As such, if the fair value of the options changes in the future, then related current and future non-cash compensation expenses will change accordingly. These options were issued to a consultant. When and if the consultant becomes an employee, a new measurement date will be required resulting in a remeasurement of the value of the unearned options using the intrinsic value method. Additionally, due to our dependence on raising equity in this offering, our lack of working capital and income sources as well as risks associated with a start-up business, our auditor's opinion contains an explanatory paragraph which describes circumstances which raise substantial doubt about our ability to continue as a going concern.

THE OFFERING

Securities offered:             A minimum of 1,000,000 shares of our common
                                stock and a maximum of 2,500,000 shares
                                of our common stock. (See "Description of Securities" beginning on page 60 of the Prospectus.)

Authorized Capital
Stock: 20,000,000 shares of common stock, $.01 par value per share, and 10,000 shares of preferred stock, $.01 par value per share. All of the preferred shares are issued and outstanding and are owned by Jackson Roscoe Motorsports, LLC.

Common Stock Outstanding
Before this Offering:           10,000,000 shares, all of which are owned by
                                Jackson Roscoe Motorsports, LLC.

Common Stock
Outstanding After
this Offering:                  11,000,000 shares (assuming the minimum offering
                                of 1,000,000 of our shares are sold) or
                                12,500,000 shares (assuming the maximum offering of 2,500,000 of our shares are sold). We have granted an option to purchase 500,000 shares of our common stock to Michael J. Wurtsbaugh and intend to reserve an amount equal to 10% of our issued and outstanding shares after giving effect to this offering to be issued under stock option plans for the benefit of our officers, directors, employees and consultants.

Use of Proceeds:                We plan to use the net proceeds of this offering
                                to originate up to five race teams that will compete in NASCAR sanctioned races and to establish our merchandising operations. The proceeds will be used as follows: acquiring assets, marketing and advertising, establishing an office and a multi-car facility, hiring personnel and consultants, paying organizational expenses, obtaining working capital and other general corporate purposes.

Trading Symbol:                 Proposed OTC Bulletin Board trading symbol for
                                the common stock is "FANZ." There is no
                                assurance that this trading symbol will be assigned to our shares.

Risk Factors:                   The shares of our common stock being offered are
                                speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the complete loss of their entire investment. (See "Risk Factors" beginning on page 3 of the Prospectus.)

EXTENSION OF THE OFFERING

Our Registration Statement filed with the SEC for the offering became effective on August 31, 2001. Pursuant to the terms of the Prospectus, the offering is due to automatically terminate on May 31, 2002, nine months after the effective date. However, as a result of the terrorist attacks on September 11, 2001, our sales efforts with respect to the offering were put on hold. We have subsequently renewed our sales efforts and have decided to extend the offering period, on the same terms specified in the Prospectus, until August 31, 2002.

OFFERING TERMS AND PROCEDURES

The terms of the offering will remain the same as those set forth in the Prospectus. The minimum subscription is twenty-five (25) shares and the offering price is $10.00 per share, resulting in a minimum aggregate purchase price of $250.00. Subscription agreements, together with a check in the amount corresponding to the cost of the shares to be purchased made payable to "Firstar Bank, N.A., Escrow Account for FanZ Enterprises, Inc.", should be submitted to us for delivery to our escrow agent, Firstar Bank, N.A. All subscription funds previously received in the offering have been deposited into the escrow account with Firstar Bank, N.A. and we intend to continue to have all subscription funds received during the extended term of the offering placed into such escrow account.

All of subscription funds received in the offering will remain in the escrow account until we have raised a minimum of $10,000,000 in the offering and have satisfied all of the conditions to withdrawing funds from the escrow account. At that time, we will be able to accept subscriptions, accept delivery of the escrowed funds and issue shares. In the event that we fail to raise a minimum of $10,000,000 during the offering period and extended offering period, all of the subscription funds will be returned to the investors with interest. In addition, subscriptions will continue to be revocable at any time during the offering period and the extended offering period until such time as they are accepted by us.

We are sending a letter to each investor who has previously sent in a subscription agreement and payment of the fact that we have decided to extend the offering period until August 31, 2002. Such investors will have the choice of either leaving their subscription funds with us or having their funds returned to them with interest.

                                PLAN OF OPERATION

The following discussion should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this Supplement and in the Prospectus. Also, due to our limited operating history, the financial information presented is for the period October 20, 2000 (date of inception) through January 31, 2001 and the year ended January 31, 2002. Our fiscal year end is January 31.

Results of Operations

For the year ended January 31, 2002, we recorded an operating loss of $3,529,279 and for the approximately fifteen month period from October 20, 2000 (date of inception) through January 31, 2002 cumulative losses totaled $3,594,254. This deficit is largely attributable to a non-cash charge of $2,807,059 for stock options granted, with the remainder attributed to start-up expenses and costs related to the development and implementation of our business plan. As a result of the options granted, we expect to incur approximately $992,860 of non-cash compensation expenses in future periods. It is expected that future amounts will be recognized over the four year period from the grant date. The fair value approach to the valuation of these options requires that the unvested shares be "marked to market" at the end of each reporting period. As such, if the fair value of the options changes in the future, then related current and future non-cash compensation expenses will change accordingly. These options were issued to a consultant. When and if the consultant becomes an employee, a new measurement date will be required resulting in a remeasurement of the value of the unearned options using the intrinsic value method. We did not generate any revenues during this period. Our business plan projects that we may continue to operate at a loss through fiscal year ending January 31, 2003. Further, there can be no assurance that we will ever achieve profitability or that a stream of revenue can be generated and sustained in the future.

For the current fiscal year, we anticipate incurring a loss as a result of organizational expenses, non-cash charges associated with stock options granted, expenses incurred as a result of establishing the race teams and expenses associated with setting up our infrastructure to begin implementing our business plan. We anticipate that until these procedures are completed, we will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.

Expenditures

During the 2001 fiscal year, we expended $13,000 on capital expenditures related to web site development costs. During that same period, we expended no amounts on facilities.

Capital Resources and Liquidity

On January 31, 2002, we had total assets of $194,029 and stockholder's equity of $150,405, in comparison to total assets of $146,035 and a stockholder's deficit of $14,875 on January 31, 2001. Subsequent to January 31, 2001, we raised an additional $450,000 in equity through the combination of issuance of $400,000 of preferred stock and additional capital of $50,000 contributed by Jackson Roscoe Motorsports, LLC with respect to our common stock, to fund additional expenses related to this offering. The $450,000 was contributed in the form of a Demand Note, dated February 12, 2001, that has been satisfied in cash.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Due to the amount of time required for his current business commitments, Mr. Walter B. Bowden has informed us that he will not be able to serve as a director of FanZ Enterprises, Inc. upon completion of the Offering. Mr. Bowden had previously agreed to be named as a proposed nominee to our Board of Directors upon completion of the Offering and was named as such in the Prospectus. We are currently looking for another nominee to replace Mr. Bowden and serve as an independent director upon completion of the Offering.

                             EXECUTIVE COMPENSATION

On May 15, 2001, our Board of Directors adopted two incentive compensation plans: (i) the 2001 Stock Option Plan of FanZ Enterprises, Inc. and (ii) the 2001 Non-Employee Director Stock Option Plan of FanZ Enterprises, Inc. that were subject to stockholder approval upon completion of this offering. These plans require us to reserve an amount equal to ten percent (10%) of our shares of common stock, after giving effect to this offering, for issuance upon exercise of options granted under such plans. These plans were required to be approved by our stockholders within twelve (12) months of their implementation or they would expire by their terms on May 15, 2002. Since the offering will not be complete prior to the expiration of these plans, the Board of Directors has readopted both plans in their entirety as the 2002 Stock Option Plan of FanZ Enterprises, Inc. and the 2002 Non-Employee Director Stock Option Plan of FanZ Enterprises, Inc. subject to stockholder approval upon completion of the offering.

                                     EXPERTS

The consolidated financial statements of FanZ Enterprises, Inc. and Subsidiaries included in this Supplement and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods (from October 20, 2002 (inception) to January 31, 2001 and the year ended January 31, 2002) set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS


                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants........................................................................F-2

Balance Sheets as of January 31, 2001 and 2002..................................................................F-3

Statements of Loss for the Year Ended January 31, 2002 and the Periods from October 20, 2000 (inception) to
January 31, 2001 and 2002.......................................................................................F-4

Statements of Stockholder's Equity (Deficit) for the Period from October 20, 2000 (inception) to
January 31, 2002................................................................................................F-5

Statements of Cash Flow for the twelve months ended January 31, 2002 and the Periods from October 20, 2000
(inception) to January 31, 2001 and 2002........................................................................F-6

Summary of Significant Accounting Policies......................................................................F-7

Notes to Financial Statements..................................................................................F-10

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
FanZ Enterprises, Inc.

We have audited the accompanying balance sheets of FanZ Enterprises, Inc. (a development stage company) as of January 31, 2002 and 2001, and the related statements of losses and cash flows for the year ended January 31, 2002 and for the period from October 20, 2000 (inception) to January 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FanZ Enterprises, Inc. as of January 31, 2002 and 2001, and the results of its operations and cash flows for the three years ended January 31, 2002 and for the period from October 20, 2000 (inception) to January 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's dependence on raising equity, its lack of working capital and income sources as well as inherent risks associated with a start-up business raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ BDO Seidman LLP

Atlanta, Georgia
May 14, 2002

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY

                                 BALANCE SHEETS

                                                                                             January 31,           January 31,
                                                                                                2002                    2001
                                                                                            -------------          -------------
                                       Assets
CURRENT:
   Cash ..........................................................................           $      (177)           $    50,100
   Advance to parent .............................................................                 2,500                   --
   Deferred offering costs .......................................................               177,746                 95,935
   Deposit .......................................................................                   960                   --
                                                                                             -----------            -----------

TOTAL CURRENT ASSETS .............................................................               181,029                146,035
                                                                                             -----------            -----------

WEBSITE DEVELOPMENT COSTS ........................................................                13,000                   --
                                                                                             -----------            -----------
                                                                                             $   194,029            $   146,035
                                                                                             ===========            ===========

                   Liabilities and Stockholder's Equity (Deficit)

CURRENT:
   Accrued Expenses ..............................................................           $    43,624            $   160,910
                                                                                             -----------            -----------



TOTAL LIABILITIES ................................................................                43,624                160,910
                                                                                             -----------            -----------

COMMITMENTS

STOCKHOLDER'S EQUITY (DEFICIT)
   Preferred stock, $.01 par value - 10,000 shares authorized,
     10,000 shares issued and outstanding ........................................                   100                   --
   Common stock, $.01 par value - 20,000,000 shares authorized;
     10,000,000 issued and outstanding (Note 4) ..................................               100,000                100,000
   Additional paid-in capital ....................................................             3,644,559                (49,900)
   Accumulated deficit during the development stage ..............................            (3,594,254)               (64,975)
                                                                                             -----------            -----------

TOTAL STOCKHOLDER'S EQUITY (DEFICIT) .............................................               150,405                (14,875)
                                                                                             -----------            -----------

                                                                                             $   194,029            $   146,035
                                                                                             ===========            ===========

See accompanying summary of significant accounting polices and notes to financial statements.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY

                               STATEMENTS OF LOSS

                                                                                               Period from            Period from
                                                                                             October 20, 2000     October 20, 2000
                                                                          Year ended          (inception) to       (inception) to
                                                                       January 31, 2002      January 31, 2001     January 31, 2002
                                                                       ----------------      ----------------     ----------------

Revenues ............................................................     $       --          $       --          $       --

Selling, general and administrative expenses -
   (including non-cash compensation expense of $2,807,059,
   $0 and $2,807,059, respectively) .................................        3,529,279              64,975           3,594,254
                                                                          ------------        ------------        ------------

Net loss ............................................................     $ (3,529,279)       $    (64,975)       $ (3,594,254)
                                                                          ============        ============        ============

Basic and diluted loss per common share (Note 4) ....................     $      (0.35)       $      (0.01)
                                                                          ============        ============


Basic and diluted weighted average common shares
   Outstanding (Note 4) .............................................       10,000,000          10,000,000
                                                                          ============        ============






See accompanying summary of significant accounting polices and notes to financial statements.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
              PERIOD FROM OCTOBER 20, 2000 (INCEPTION) TO JANUARY 31, 2002


                                                                                                    Accumulated
                                                                                                      Deficit
                                    Common Stock              Preferred Stock        Additional      During the
                             -------------------------   -------------------------     Paid-in       Development
                                Shares        Amount        Shares        Amount       Capital         Stage          Total
                             -----------   -----------   -----------   -----------   -----------    -----------    -----------

BALANCE AT
   OCTOBER 20, 2000                 --     $      --            --     $      --     $      --      $      --      $      --

   Net loss                         --            --            --            --            --          (64,975)       (64,975)

   Issuance of common
     Stock                           100             1          --            --              99           --              100

   Capital contribution             --            --            --            --          50,000           --           50,000

   100,000 for 1 stock
     split (Note 4)            9,999,900        99,999          --            --         (99,999)          --             --
                             -----------   -----------   -----------   -----------   -----------    -----------    -----------

BALANCE AT
   JANUARY 31, 2001           10,000,000       100,000          --            --         (49,900)       (64,975)       (14,875)

   Net loss                         --            --            --            --            --       (3,529,279)
                                                                                                                    (3,529,279)

   Stock option grant               --            --            --            --       2,807,059           --
                                                                                                                     2,807,059

   Additional capital
     contribution for
     previously issued
     common stock                   --            --            --            --          50,000           --           50,000

   Capital Contribution-
      (Conversion of
     obligation, Note 5)            --            --            --            --
                                                                                         437,500           --          437,500

   Issuance of
     preferred Stock                --            --          10,000           100       399,900           --          400,000
                             -----------   -----------   -----------   -----------   -----------    -----------    -----------


BALANCE AT
  JANUARY 31, 2001
                              10,000,000   $   100,000        10,000   $       100   $ 3,644,559    $(3,594,254)   $   150,405
                             ===========   ===========   ===========   ===========   ===========    ===========    ===========





See accompanying summary of significant accounting polices and notes to financial statements.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOW



                                                                                           Period from            Period from
                                                                     Twelve months      October 20, 2000        October 20, 2000
                                                                          Ended          (inception) to          (inception) to
                                                                    January 31, 2002     January 31, 2001       January 31, 2002
                                                                    ----------------     ----------------      ------------------
Operating activities
   Net income (loss) .............................................     $(3,529,279)         $   (64,975)         $(3,594,254)
   Adjustment to reconcile net loss to cash used in
     Operating activities:
     Non-cash compensation expense ...............................       2,807,059                 --              2,807,059
     Other non-cash expense ......................................         437,500                 --                437,500
       Change in current assets and liabilities:
         Deposit .................................................            (960)                --                   (960)
         Advance to parent .......................................          (2,500)                --                 (2,500)
         Deferred offering costs .................................         (81,810)             (95,935)            (177,745)
         Accrued expenses ........................................        (117,287)             160,910               43,623
                                                                       -----------          -----------          -----------

Net cash used in operating activities ............................        (487,277)                --               (487,277)
                                                                       -----------          -----------          -----------
Investing activity
   Web site development costs ....................................         (13,000)                --                (13,000)
                                                                       -----------          -----------          -----------
Financing activity
   Proceeds from the issuance of stock ...........................         450,000               50,100              500,100
                                                                       -----------          -----------          -----------

NET INCREASE (DECREASE) IN CASH ..................................         (50,277)              50,100                 (177)

CASH, BEGINNING OF PERIOD ........................................          50,100                 --                   --
                                                                       -----------          -----------          -----------

CASH, END OF PERIOD ..............................................     $      (177)         $    50,100          $      (177)
                                                                       ===========          ===========          ===========





See accompanying summary of significant accounting polices and notes to financial statements.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES






ORGANIZATION AND BUSINESS

Fanz Enterprises, Inc. (a development stage company) is a Delaware corporation which was formed on October 20, 2000 for the purpose of controlling and managing a multi-car professional motorsports operation that will participate in NASCAR sanctioned events. The Company has selected a January 31st year-end. The Company has two wholly-owned subsidiaries, also development stage companies. Fanz Racing, Inc. will own and manage the racing operations while Fanz Merchandising, Inc. will own, manage, market and distribute all of the related merchandise for the racing operations. As of January 31, 2002, all material intercompany accounts were eliminated.

The Company is in the development stage and its activities to date have been limited to organizational activities including developing and implementing its business plan, hiring personnel, establishing business strategies and formulating a strategy to raise equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and notes receivable approximate fair value because of the short-term nature of these items.

REVENUE RECOGNITION

Revenues are expected to be generated from a number of sources including sponsorships, race purse winnings, race bonus opportunities and merchandise sales. It is expected that sponsorship revenue will be recognized over the period of the sponsorship agreement; race purse winnings and bonuses will be recognized when receipt is assured; and merchandise sales will be recognized upon shipment, less returns and allowances.

STOCK-BASED COMPENSATION

The Company plans to account for its stock option awards to employees and directors under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount the employee must pay to acquire the stock. The Company plans to adopt the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and disclose the pro forma amounts of net income (loss) as if the fair value based method of accounting had been applied.

For options awarded to all others, compensation is recognized for the fair value of options granted in accordance with SFAS 123 and related interpretations.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



INCOME TAXES

Deferred tax assets and liabilities are recorded for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities. Deferred tax assets of approximately $1,415,000 related primarily to net operating losses and non-deductible accruals have been offset by a valuation reserve since the utilization of this asset cannot be assured.

LOSS PER SHARE

Basic and diluted loss per common share was computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic loss per common share is computed by dividing the net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period and excludes the effects of potentially dilutive common shares. Diluted net loss per common share gives effect to all potentially dilutive common shares outstanding during a period. There were no potentially dilutive common shares outstanding on January 31, 2002, thus basic and dilutive loss per common share are the same for the periods presented.

WEB SITE DEVELOPMENT COSTS

During the year ended January 31, 2002, the Company began development of its web site which will be utilized to promote the Company's racing and merchandising operations. During 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-2, Accounting for Web Site Development Costs. This EITF specifies how an entity should account for costs incurred to develop a web site.

Costs incurred in the planning stage, regardless of whether the web site planning activities specifically relate to software, are expensed as incurred. Costs incurred in the planning stage include such activities as identification of the specific goals of the web site, identification of the target audience, determination of the functionalities, identification of necessary hardware, identification of necessary web application and conceptualization of graphics and content, among other things.

Costs incurred in the web site application and infrastructure development stage and costs incurred to develop graphics are accounted for in accordance with Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use if the web site is expected to be utilized for internal use. Since this is the Company's intent, the application of SOP 98-1 is appropriate. This statement, in general, requires the capitalization of costs of developing software for internal use once the preliminary project stage is completed and prior to the point at which the project is substantially complete and ready for its intended use. Fees incurred for web site hosting, which involves the payment of a specific, periodic fee to an internet service provider in return for hosting the web site, generally are expensed over the period of benefit.

Costs incurred during the operating stage including training, administration, maintenance and other costs to operate an existing web site are expensed as incurred. However, costs that provide additional functions or features to the web site are accounted for in accordance with SOP 98-1 which requires that certain costs relating to such upgrades be capitalized if it is probable that they will result in added functionality.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES








In accordance with the above policy, the Company has capitalized $13,000 in web site development costs for the year ended January 31, 2002.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

1.    BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of liabilities in the normal course of business. Since its inception on October 20, 2000, the Company has been involved in organizational activities. The Company's ultimate ability to attain profitable operations is dependent upon its obtaining adequate capitalization to complete its development activities and implementation of its business plan. The Company filed a registration statement on Form SB-2 (the "Registration Statement") with the SEC which offers outside investors up to 2,500,000 common shares in a direct participation offering (the "Offering"). The SEC declared the Registration Statement effective on August 31, 2001. Monies raised from the Offering will be held in escrow until a minimum of 1,000,000 shares are sold. There can be no assurances as to what the ultimate net proceeds from the Offering might be. The Offering, by its original terms, expires on May 31, 2002. In the event that the Company has not sold a minimum of 1,000,000 shares of its common stock by that date, the Company may seek to amend the Registration Statement to extend the Offering for an additional three months subject to federal and state approvals. In the event that the Company elects to extend the Offering, it will notify investors of such election and advise them that they have the choice of (i) leaving their investment in the escrow account, or (ii) having their investment returned to them with interest.

As a result of the foregoing, these circumstances raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.    DEFERRED OFFERING COSTS

Deferred offering costs consist of professional, registration and filing fees incurred through January 31, 2002 that are directly related to the Offering described more fully in Note 4. If the Offering is successful, these costs will be offset against the proceeds in stockholders' equity. If the Offering is not successful, these costs will be expensed in full upon that determination.

3.    ACCRUED EXPENSES

Accrued expenses as of January 31, 2002 primarily consist of professional fees. Accrued expenses as of January 31, 2002 consisted of consulting services of $62,500 and professional fees of $98,410.

4.    STOCKHOLDER'S EQUITY (DEFICIT)

ISSUANCE OF COMMON STOCK

On October 20, 2000, the Company issued 100 shares of its $.01 par value stock to Jackson Roscoe Motorsports, LLC (the "sole stockholder" or the "parent").
J. Roe Hitchcock and Frederick L. McDonald, two officers and directors of the Company, own a majority of the sole stockholder. As consideration for the shares issued, the Company received $1 per share. On December 18, 2000, the Company received additional consideration for these shares in the amount of $50,000. During the three months ended April 30, 2001, the Company received another $50,000 capital contribution from its sole stockholder in the form of a $450,000 note receivable, $50,000 of which related to this capital contribution and the remainder of which related to issuance of preferred stock. This portion of the Note was satisfied in cash on February 16, 2001.

The Company increased its authorization of common stock to 20,000,000 shares and affected a 100,000 to 1 split on May 15, 2001. All share and per share data have been retroactively adjusted to reflect this split.

PREFERRED STOCK

During the year ended January 31, 2002, the Company authorized and issued to its sole stockholder ten thousand (10,000) shares of 10% Cumulative Preferred Stock (the "Preferred Stock") at $40.00 per share. The par value was $0.01 per share. The parent, as holder of the shares, is entitled to receive, at the discretion of the independent Board of Directors, cumulative dividends at the annual rate of 10% ($4.00 maximum) per share, in priority over any dividends payable upon any of the Common Stock. As consideration, the Company received a $450,000 note receivable from the sole stockholder, $400,000 of which served as consideration for the Preferred Stock while the remainder related to an additional capital contribution in regards to common stock previously issued. This note was satisfied in cash in a series of payments beginning on February 16, 2001 and ending June 14, 2001.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company that are available for distribution, an amount in cash equal to $60 per share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation. If the assets of the Company are not sufficient for this, then the holders of the Preferred Stock shall share ratably in the distribution of assets.

The Company may redeem the Preferred Stock, in whole, upon the fourth anniversary of the completion of a Qualified Public Offering ("public offering"). However, a small percentage of these shares may be redeemed on a quarterly basis beginning on the second anniversary of the completion of the public offering. The redemption price is $60 per share (the "redemption amount"). A "Qualified Public Offering" in this case is defined as a public offering registered under the Securities Act of 1933 which ultimately results in gross proceeds to the Company of at least $10,000,000. The holders of the Preferred Stock will only be entitled to receive the redemption amount, and not the amount of any accrued and unpaid dividends.

5.    RELATED PARTY TRANSACTION

Effective January 1, 2001, the Company entered into a 12-month agreement for consulting services with Stillwater Capital Advisors, LLC, a company wholly-owned by the members of the parent company. The amount accrued at July 31, 2001 under this agreement was $437,500 and the Company believed the terms of this agreement to be at arm's length. This agreement was decreased from $750,000 to $500,000 in July, 2001 and ultimately was cancelled in its entirety on August 20, 2001. The unpaid accrual as of this date of $437,500 was reversed and contributed to capital during the three months ending October 31, 2001. See Notes 4, 6 and 7 for description of additional related party transactions.

6.    COMMITMENTS

During the year ended January 31, 2002, the parent entered into a letter of intent to lease land and property to be used as the Company's principal place of business for annual rent of approximately $60,000 under a lease term of one year with an option to renew at the same rate for three consecutive periods of one year each. The commencement of this lease is contingent upon the Company's closing of the Offering.

The Company has oral agreements with third party service providers such that if the Offering is successful, additional fees of $170,000 will be remitted. Of these additional fees, $120,000 would be due to the

Company's legal counsel. It is possible that additional fees to counsel beyond this amount will be negotiated upon the close of a successful offering, but such fees cannot be estimated at this time.

7.    STOCK OPTIONS

During the year ended January 31, 2002, the Company adopted two stock option plans: the 2001 Stock Option Plan (the "Plan") and the 2001 Non-Employee Director Stock Option Plan (the "Non-Employee Plan"). Under the terms of the Plan, a maximum of 9% of the number of outstanding shares of the Company's Common Stock, after giving effect to the close of the Offering, may be granted to its officers, key employees and consultants. Options granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options or (c) a combination of the foregoing. No Incentive Stock Options may be granted to a person who is not an employee. The option price per share of any stock option granted under the Plan shall not be less than the fair market value of the Common Stock at the date of the grant. In the case of an Incentive Stock Option grant, the option price per share shall not be less than 110% of the fair market value of the shares at the date of grant should that employee hold more than 10% of the total combined voting power of all classes of stock of the Company, its parent or subsidiaries at the grant date. The options shall be exercisable for a term of not more than five years.

Under the terms of the Non-Employee Plan, options may be granted equal to a maximum of 1% of the number of outstanding shares of the Company's Common Stock, after giving effect to the close of the Offering. The option price shall be the fair market value at the date of grant, and shall be exercisable for a term of not more than five years.

During the year ended January 31, 2002, the Company granted 500,000 options to a consultant, expected to become the Company's Chief Financial Officer, at an exercise price of $3.00 per share of which 250,000 vest on the grant date and the remaining vest over a four year period commencing on the first anniversary of the grant date. In accordance with FAS 123 and related interpretations, compensation expense for the fair value of these options will be recognized over the period in which these options are earned. The fair value approach for valuing stock options was determined using the Black-Scholes option pricing model given the following assumptions: risk free interest rate of 5.53%; expected option life of 4 years; and no dividend yield or volatility. Assuming a fair market value of $10 per share (the selling price of shares in the Offering), the Company, therefore, incurred $2,807,059 of non-cash compensation expense during the year ended January 31, 2002 and is expected to incur approximately $992,860 in future periods. It is expected that future amounts will be recognized over the four-year period from the grant date. The fair value approach to the valuation of these options requires that the unvested shares be "marked to market" at the end of each reporting period. As such, if the fair value of the options change in the future, then related current and future non-cash compensation expense will change accordingly. When and if the consultant becomes an employee, a new measurement date will be required resulting in a remeasurement of the value of the unearned options using the intrinsic value method. This grant is separate and distinct from either of the stock option plans described above.

8.    EMPLOYMENT AGREEMENTS

The Company and its parent are committed to an employment agreement and certain consulting contracts to multiple key individuals. All were executed during the year ended January 31, 2002 and the employment agreement requires the close of the Offering to become effective.

9.    SEGMENT INFORMATION

The Company plans to adopt SFAS 131, which establishes standards for the way that public business enterprises report information about operating segments in their financial statements. The standard defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company expects that it will have two reportable segments: the racing segment which will operate the race teams and the merchandising segment, when established, will own, manage, market and distribute related merchandise.

10.   CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and notes receivable. The Company's cash is deposited in a high quality FDIC insured financial institution, limiting the Company's exposure to credit risk. The notes receivable are with the Company's parent and have been substantially satisfied in due course.

11.   QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     First             Second                Third                Fourth
                                                    Quarter            Quarter               Quarter              Quarter
                                                --------------     ----------------      --------------        ------------
Fiscal 2002
      Revenue                                     $      --          $      --            $      --            $      --
      Operating Expenses                            2,343,130            592,621              303,984              289,544
      Net Loss                                     (2,343,130)          (592,621)            (303,984)            (289,544)
      Loss Per Share
           - basic and diluted                          (0.23)             (0.06)               (0.03)               (0.03)

                 PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification Of Directors And Officers

Our Restated Certificate of Incorporation provides that the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL. Under the DGCL, the directors have a fiduciary duty to us which is not eliminated by this provision of our Restated Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers to cover liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

        - for any breach of the director's duty of loyalty to us or our stockholders;

        - for acts or omissions which are found by a court of competent jurisdiction to not be in good faith or which involve intentional misconduct or a knowing violation of law;

        -       under Section 174 of the DGCL; or

        - for any transaction from which the director derived an improper personal benefit.

The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that we shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification shall be against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnities in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Restated Certificate of Incorporation or under the indemnification agreements referred to above. We are not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.

Item 25. Other Expenses Of Issuance And Distribution

The securities are being registered in connection with the public offering of up to 2,500,000 shares of our common stock, and all of the following expenses will be borne by FanZ Enterprises, Inc. The amounts set forth are estimates except for the SEC registration fee:

Amount To Be Paid
-----------------
SEC registration fee                                               $6,250.00
State Blue Sky Fees                                               $67,310.00
Printing and engraving expenses                                  $100,000.00
Attorneys' fees and expenses                                     $210,000.00
Accountants' fees and expenses                                       $50,000
Transfer agent's and registrar's fees and expenses(1)            $303,500.00
Miscellaneous                                                     $10,000.00
                                                                  ----------
Total                                                            $747,060.00
                                                                 ===========
                                                              ------------------
(1) Transfer Agent fees are based on an estimate of $3,500 for services related to this offering and one year of transfer agent services for 100,000 stockholders at $.25 per month. This estimate does not include out-of-pocket expenses incurred by the Transfer Agent.

Item 26. Recent Sales Of Unregistered Securities.

None.

Item 27. Exhibits

The following exhibits are filed as part of this Registration Statement.

         Exhibit.          Page
         No.               No.              Description
         ---------         --------         --------------

         3(i)              ____     Restated Certificate of Incorporation of FanZ Enterprises, Inc., filed with the Secretary of State of Delaware on February 23, 2001.*

         3(i)(a)           ____     Certificate of Amendment to Restated Certificate of Incorporation of FanZ
                                    Enterprises, Inc., filed with the Secretary of State of Delaware on June 14,
                                    2001.*

         3(ii)             ____     By-Laws of FanZ Enterprises, Inc. adopted on November 15, 2000.*

         4                 ____     Specimen Stock Certificate.*



         5                 ____     Opinion Letter dated April 5, 2001.*

         10(i)             ____     Form of Subscription Agreement.*

         10(i)(a)          ____     Form of Subscription Agreement (No Investor Suitability Standards).*

         10(i)(a)(i)       ____     Amended Form of Subscription Agreement (No Investor Suitability Standards).*

         10(i)(b)          ____     Form of Subscription Agreement (Regulation D Accredited Investor Standards).*

         10(i)(b)(i)       ____     Amended Form of Subscription Agreement (Regulation D Accredited Investor
                                    Standards).*

         10(i)(c)          ____     Form of Subscription Agreement (Sophistication Standards - Non Broker/Dealer
                                    States).*

         10)(i)(c)(i)      ____     Amended Form of Subscription Agreement (Sophistication Standards - Non
                                    Broker/Dealer States).*

         10(i)(d)          ____     Form of Subscription Agreement (Sophistication Standards - Broker/Dealer
                                    States).*

         10(i)(d)(i)       ____     Amended Form of Subscription Agreement (Sophistication Standards -
                                    Broker/Dealer States).*

         10(i)(e)          ____     Form of Subscription Agreement (Ohio Accredited Investor Standards).*

         10(i)(e)(i)       ____     Amended Form of Subscription Agreement (Ohio Accredited Investor Standards).*

         10(ii)            ____     2001 Stock Option Plan of FanZ Enterprises, Inc.*

         10(ii)(a)         ____     2002 Stock Option Plan of FanZ Enterprises, Inc.

         10(iii)           ____     2001 Non-Employee Director Stock Option Plan of FanZ Enterprises, Inc.*

         10(iii)(a)        ____     2002 Non-Employee Director Stock Option Plan of FanZ Enterprises, Inc.

         10(iv)            ____     Employment Agreement between FanZ Enterprises, Inc. and Michael J. Wurtsbaugh.*

         10(iv)(a)         ____     First Amendment to Employment Agreement between FanZ Enterprises, Inc. and
                                    Michael J. Wurtsbaugh.*

         10(v)             ____     Option Agreement between FanZ Enterprises, Inc. and Michael J. Wurtsbaugh.*

         10(v)(a)          ____     First Amendment to Option Agreement between FanZ Enterprises, Inc. and Michael
                                    J. Wurtsbaugh.*

         10(vi)            ____     Letter of Intent Agreement between Jackson Roscoe Motorsports, LLC and Sharp
                                    Racing, Inc.*

         10(vii)           ____     Lock-up Agreement.*

         10(vii)(a)        ____     Amended and Restated Lock-up Agreement.*

         10(vii)(b)        ____     Amended and Restated Lock-up Agreement.*

         10(viii)          ____     Rescission and Mutual Release Agreement between FanZ Enterprises, Inc. and
                                    Stillwater Capital Advisors, LLC.*

         10(ix)            ____     Consulting Agreement between FanZ Enterprises, Inc. and Michael J. Wurtsbaugh.*

         10(x)             ____     Consulting Agreement between Jackson Roscoe Motorsports, LLC and Eddie Sharp.*

         10(xi)            ____     Form of Broker/Dealer Agreement.*

         10(xi)(a)         ____     Amended and Restated Form of Broker/Dealer Agreement.*

         10(xi)(b)         ____     Amended and Restated Form of Broker/Dealer Agreement.*

         21                ____     Subsidiaries of FanZ Enterprises, Inc.*

         23(i)             ____     Consent of Certified Public Accountants dated May 17, 2002.

         23(ii)            ____     Consent of Counsel (See Exhibit 5).*

         23(iii)           ____     Consent of Board Nominees.*

         99                ____     Escrow Agreement.*

         99(a)             ____     First Amendment to Escrow Agreement.*

         99(b)             ____     Amended and Restated Escrow Agreement.*

         99(c)             ____     Letter Agreement Amending Amended and Restated Escrow Agreement.*

         99(d)             ____     Notice Extending Term of Amended and Restated Escrow Agreement.

         *Previously filed.

Item 28. Undertakings

The Registrant hereby undertakes that it will:

       - File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                     Include any prospectus required by Section 10(a)(3) of the Securities Act;

                     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                     Include any additional or changed material information on the plan of distribution.

       - File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

       - For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Ann Arbor, State of Michigan, on May 21, 2002.

FanZ Enterprises, Inc.

By:      /s/ Frederick L. McDonald II
         ----------------------------
         Frederick L. McDonald II, President

In accordance with the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.


               Signature                                 Title                                  Date
               ---------                                 -----                                  ----



/s/ J. Roe Hitchcock                       Chief Executive Officer, (in the                 May 21, 2002
--------------------                     capacity of chief financial officer,
J. Roe Hitchcock                            and chief accounting officer),
                                                  Treasurer, Director




/s/ Frederick L. McDonald II                      President, Director                       May 21, 2002
----------------------------
Frederick L. McDonald II